Exhibit 99.1

Leisure Acquisition Corp. [LACQ]
Conference Call Regarding Potential Business Combination Between Leisure Acquisition Corp. and Ensysce Biosciences, Inc.
Wednesday, February 3, 2021, 11:00 AM ET

Conference Call Participants:
George Peng; Leisure Acquisition Corp., Chief Financial Officer
Daniel Silvers; Leisure Acquisition Corp., Chief Executive Officer
Dr. Lynn Kirkpatrick; Ensysce Biosciences, Inc.; Chief Executive Officer
Lorne Weil; Leisure Acquisition Corp.; Executive Chairman

Presentation:

Operator: Good morning and welcome to the Leisure and Ensysce Biosciences Conference Call. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to George Peng, CFO of Leisure Acquisition Corp. Please go ahead.

George Peng: Thank you and good morning. As a reminder, this call is accompanied by a slide presentation, which is available along with Leisure and Ensysce's joint press release in the investor information section of our website at www.leisureacq.com and our Leisure Acquisition Corp.'s Company Filings page of the Securities and Exchange Commission's EDGAR website.

A replay of the call and the accompanying slide presentation will be archived in the investor information section of the Leisure website. Please also refer to the safe harbor language on Pages 2 through 4 of the presentation. Statements we make during this call that are not statements of historical facts constitute forward-looking statements. These statements are based on Leisure's and Ensysce's management's current expectations or beliefs and subject to risks, uncertainties and other factors that could cause our actual results to differ from historical results and/or from our forecasts, including those set forth in Leisure's SEC filings. All cautionary statements that we make during this call are applicable to any forward-looking statements, wherever they appear. Do not place any undue reliance on forward-looking statements, for which we assume no responsibility for updating except as may be required by law.

I will now turn the call over to Daniel Silvers, CEO of Leisure.

Daniel Silvers: Thanks, George. I'm looking at Slide 5 right now.

In addition to George, I'm joined today by Lorne Weil, Leisure's Executive Chairman, and Dr. Lynn Kirkpatrick, Ensysce's CEO. Lorne and I have had the pleasure of getting to know Lynn and we are sure that you all will enjoy getting to know her and her team as they become the public face of the Company. They are an incredibly talented and impressive group of people.

Slide 7 provides an overview of the transaction. It is something we are all excited about and looking forward to reviewing in more detail on the call today and as we meet with investors in the coming weeks. We believe the transaction, which provides the public markets the ability to invest in a quite compelling and exciting potential growth opportunity, is highly attractive, given a product pipeline which addresses a clear societal need, the potentially revolutionary products in the Company's pipeline, including its patent portfolio, the success of the Company's TAAP product in Phase 1 clinical trials, and a terrific management team that is well aligned with shareholders through substantial equity and equity-like holdings.

On the next slide we've presented a summary of sources and uses, capitalization and pro forma ownership. The key takeaways here are: one, the Company is expected to have access to liquidity to carry out investments in its product development efforts through a combination of grant availability and equity issuance; two, the implied enterprise value of the Company is approximately $268 million, representing what we believe to be a quite compelling entry point for investors, with a balance sheet that should be positioned for growth; and 3, Ensysce's current shareholders will own a substantial portion of the combined company, demonstrating their ongoing alignment with Leisure's public shareholders.

On Slide 9, you will see a summary of the expected timing of the transaction, which we currently expect to close in the second quarter of 2021. We believe the most notable item from a timing perspective is the SEC process for the shareholder vote.

Lorne and I are excited to be partnering with Dr. Lynn Kirkpatrick from Ensysce. As you will see when you hear from her, Lynn is quite an accomplished operator that has overseen and helped to foster significant value creation in a number of entrepreneurial situations, and we are thrilled to be working with her.

With that, I would like to turn it over to Lynn.

Dr. Lynn Kirkpatrick: Thank you, Dan. And thank you to all the investors that have joined us this morning. It's a pleasure to be here today and to discuss the transaction between Ensysce and Leisure.

I know that many of you are not familiar with Ensysce and its history, but I look forward to walking you through that today. I will do my best not to get too technical and hope you will be able to come away with an appreciation for the products in our pipeline and the enormous business opportunity ahead of us.

I'm starting on Slide 11. We're a clinical-stage company with two proprietary technology platforms, which are designed to improve safety and reduce abuse and overdose of prescription drugs. As most are aware, the US is currently facing an opioid crisis. And our initial focus has been on addressing this crisis through our pipeline of clinical candidates. Our first product, PF614, is expected to launch commercially by 2024.

In addition, early last year we identified an opportunity outside our initial platform programs, to develop a therapeutic product, our repurposed protease inhibitor, Nafamostat, for COVID-19. We also have opportunity in other pulmonary lung diseases, such as cystic fibrosis. We believe this opportunity could potentially launch commercially within the next year, providing revenue-generating potential for the Company in 2022.

As you see on Slide 12, opioids have been used almost since the beginning of time. They provide the most powerful and effective pain relief available today. However, the use of opioids has spiraled into a crisis here in the US and is beginning to do so in other countries as well. We believe Ensysce's products are uniquely positioned to address the horrors of this crisis by de-linking pain relief efficacy from abuse potential.

Slide 13 outlines how Ensysce seeks to address these issues. Our technologies have been developed over a number of years and are described by the acronyms TAAP and MPAR, Trypsin-Activated Abuse Protection and Multi-Pill Abuse Resistant.

We expect that our TAAP technology can be applied to almost 75% of all prescription drugs, demonstrating the breadth of the applicability of these platforms beyond just opioids. TAAP removes the ability of a user to abuse drugs through methods including snorting, chewing and simply using kitchen chemistry. TAAP applied to opioids prevents a user from achieving the instant euphoria that abuses crave.

Our MPAR technology takes the projection to the next level by decreasing the susceptibility of TAAP drug products to overdose.

On Slide 14 I introduce our lead drug candidate, PF614, which we've designed to replace OxyContin in the market. As seen on the slide, PF614 has a number of metrics where it has outperformed OxyContin. Importantly, and unlike OxyContin, unless PF614 is swallowed, it does not release an opioid. And it cannot be manipulated to produce instant euphoria.

As I mentioned earlier and seen on Slide 15, our MPAR component, the protease inhibitor Nafamostat has an application for the treatment of COVID-19. To be clear, it is not a vaccine, but a potential treatment for those infected. Given the increasing presence of virus variants through mutation, some of which appear to have some level of resistance to vaccine, we believe the opportunity set for Nafamostat is likely to grow, even with the increasing vaccine availability. While Nafamostat has never been approved in the US, it is used in Asia and there is a significant amount of safety data available.

During 2021 we applied for emergency use, submitted an IND and completed a clinical safety study in healthy volunteers, all within a matter of months. We expect the greater capital availability from this transaction to allow us to pursue this and other similarly attractive opportunity more aggressively. We are current preparing for the next stage of Nafamostat development in COVID-19-positive subjects. While COVID was clearly unexpected, Nafamostat is a great example of how we can seize on the broad applicability of our proprietary portfolio.

We have outlined our investment highlights on Slide 17 and I'll walk through these in the coming slides. As I mentioned, Ensysce has three ongoing clinical programs, two currently in the opioid space and the COVID-19 opportunity.

On Slide 18 you can see the primary focus of our lead program is to enter into the enormous chronic pain market with PF614. We believe this market size exceeds $18 billion annually in the US alone, and it's reported to be over $100 billion globally. Despite the enormous real need for pain management treatments, the dearth of effective pain killers for severe pain has impeded the ability of the industry to provide an effective solution outside of opioids. The pharmaceutical industry has sought to utilize the abuse-deterrent formulations, or ADFs, to address the crisis, but has been unsuccessful. And the government restriction on opioid prescriptions, while mildly successful in reducing abuse, has impeded access to daily opioid medication for those in need.

We believe Ensysce's TAAP technology platform, shown on Slide 19, applied to opioids, is the best-in-class solution. Our top opioids are able to provide safe and effective pain relief without the abuse potential. If you look to the right of the slide on Slide 19, you can see a schematic of how it works. Importantly, we've demonstrated through clinical trials that it actually works to release oxycodone exactly as designed.

Slide 20 illustrates some of the animal data we've generated that demonstrate PF614's superiority to OxyContin. Our first in-human study also shows the success of our approach. Now we're focused on quickly moving PF614 through the regulatory process to commercialization.

As described in Slides 21 and 22, our TAAP technology also has the demonstrated support of federal agencies. PF614 has received Fast Track status designation from the FDA in recognition of the unmet needs facing the US population. This designation enables ongoing communication and collaboration, which we expect will lead to an accelerated approval process. Additionally, we're able to use what's known as the 505(b)(2) regulatory approval pathway that may reduce both the time and the cost of obtaining FDA approval and moving PF614 to commercial product status.

Additionally, as illustrated on Slide 22, our technology has been recognized by the National Institutes of Health and the National Institute on Drug Abuse. We have obtained two large federal government grants from these organizations. These grants have contributed to the development of the MPAR overdose technology and another has aided in the initiation of a program for opioid use disorder. We expect to continue to utilize this approach in the future, seeking nondilutive financing to leverage our available capital for other products in the pipeline. In fact, we've already initiated dialog with the Infectious Disease Division to discuss potential programs that could provide bridge funding to support our Nafamostat development.

As described in Slide 23, our extensive patent portfolio covers composition and matter and [use] patents for both TAAP products and the MPAR combination technology for opioids, as well as more broadly for many other prescription drugs. We believe there is huge applicability of our platforms beyond our immediate clinical candidates and we will seek to monetize this portfolio going forward.

Almost every company has a slide like 24 on their outstanding management team. In this case, I want to stress that my team truly does have all the tools in place to make this company a success, most importantly, a proven track record of launching very challenging drugs, including Nicorette, Prozac and Seroquel. Slide 25 gives you further introduction to the team and their accomplishments, and their photos.

On Slide 27 we've laid out a series of milestones that we expect to guide our business operationally over the next three years. As we execute, we intend to provide updates on these milestones as appropriate. We know from our previous clinical data that our programs have been substantially de-risked and, with the financial footing of this transaction, we are confident in our ability to achieve regulatory success.

On Slide 28 you see a summary of our 10-year projections for the business. We have built our financial projections around our lead programs, knowing the manufacturing, regulatory and clinical steps required to achieve the success. Notably, these projections have not incorporated some of our other products, including the COVID program I introduced earlier.

Following the completion of the merger we expect the combined company to be on sound financial footing, which should position us to progress our clinical-stage pipeline, repurpose Nafamostat for both COVID-19 and other respiratory diseases and grow Ensysce over the next three years.

I will now turn it back to Lorne, to provide us with his closing remarks.

Lorne Weil: Thank you, Lynn, and thank you for an excellent presentation -- clear, concise, focused, straight to the point.

Indeed, to us at Leisure, the elegance of the Ensysce opportunity itself is its simplicity. Unlike so many businesses we look at, there aren't 1,000 moving pieces to understand, to try to keep track of, to figure out how they all interconnect, and you basically wind up with a headache by the time you understand the business.

Here is a product idea, though -- it's incredible, really. It's very simple. It's like the idea of an electric car is simple. Medication that has the sought-after pain management benefits of existing opioids, but without the terrible attendant risks of addiction or overdose. That's it. What makes it work is heavily patented and protected, proprietary technology that has been developed by Ensysce.

Obviously a terribly important additional benefit is that this technology can help slow an accelerating worldwide societal opioid crisis, as Lynn talked about, and therefore it enjoys Fast Track status from the FDA. It will allow greater availability of safe pain management tools and it provides a pretty clear pathway to the financial model that Lynn outlined a few minutes ago.

And, finally, perhaps most importantly, to minimize the execution risk, because I think it's certainly clear to us that the concept risk is well understood and circumscribed, Lynn has assembled a truly world-class management team and board of advisors whose collective experience of course she can leverage.

And so, with that, let me thank all of you for joining us this morning and we look forward to speaking to you again soon.

Operator, I think that ends the program.

Operator: Thank you. The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines at this time.

This transcript is being made available for informational purposes only. Although significant efforts have been made at an accurate transcription, this transcript may contain errors, omissions or inaccuraciesz

Forward-Looking Statements

Certain statements included in this communication that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Ensysce’s business strategy, cash resources, current and prospective drug product candidates, planned clinical trials and preclinical activities and potential product approvals, as well as the potential for market acceptance of any approved products and the related market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management teams of Ensysce and LACQ and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Ensysce and LACQ. These forward-looking statements are subject to a number of risks and uncertainties, including the risk that the potential product candidates that Ensysce develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; the risk that clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; the risk that Ensysce will be unable to successfully market or gain market acceptance of its product candidates; the risk that Ensysce’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Ensysce has overestimated the size of the target market, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; the effects of competition on Ensysce’s business; the risk that third parties on which Enscysce depends for laboratory, clinical development, manufacturing and other critical services will fail to perform satisfactorily; the risk that Ensysce’s business, operations, clinical development plans and timelines, and supply chain could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic; the risk that Ensysce will be unable to obtain and maintain sufficient intellectual property protection for its investigational products or will infringe the intellectual property protection of others; the potential inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Surviving Company or the expected benefits of the proposed business combination or that the approval of the stockholders of LACQ is not obtained; the risk that LACQ is unable to maintain the listing of its securities on the Nasdaq stock market; the risk of failure to realize the anticipated benefits of the proposed business combination; the amount of redemption requests made by LACQ’s stockholders, and those factors discussed in LACQ’s Form 10-K for the year ended December 31, 2019, under the heading “Risk Factors,” and other documents LACQ has filed, or will file, with the SEC, including a registration statement on Form S-4 that will include a proxy statement/prospectus. If any of these risks materialize or LACQ’s and Ensysce’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither LACQ nor Ensysce presently know, or that neither LACQ nor Ensysce currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements do not reflect LACQ’s or Ensysce’s expectations, plans or forecasts of future events and views as of the date of this press release. Neither LACQ nor Ensysce anticipate that subsequent events and developments will cause LACQ’s and Ensysce’s assessments to change. However, while LACQ and Ensysce may elect to update these forward-looking statements at some point in the future, LACQ and Ensysce specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing LACQ’s or Ensysce’s assessments of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information and Where to Find It

In connection with the transaction described herein, LACQ intends to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a proxy statement/prospectus. Promptly after the registration statement is declared effective by the SEC, LACQ will mail the definitive proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. Investors and security holders of LACQ are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the transaction that LACQ will file with the SEC when they become available because they will contain important information about LACQ, Ensysce and the transaction. The preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other relevant materials in connection with the transaction (when they become available), and any other documents filed by LACQ with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov). The documents filed by LACQ with the SEC also may be obtained free of charge at LACQ’s website at www.leisureacq.com or upon written request to LACQ at 250 West 57th Street, Suite 415, New York, New York 10107, or by calling LACQ at (212) 565-6940.

Participants in the Solicitation

LACQ, Ensysce and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from LACQ’s shareholders in connection with the proposed transaction. Information about LACQ’s directors and executive officers and their ownership of LACQ’s securities is set forth in LACQ’s Definitive Prospectus filed with the SEC on November 3, 2020. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Non-Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of LACQ, the Surviving Company or Ensysce, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.